Exhibit 99.1

FOR IMMEDIATE RELEASE

TAMPA ELECTRIC COMPANY ANNOUNCES PLANS TO REFINANCE

TAX-EXEMPT AUCTION RATE BONDS

TAMPA, February 25, 2008 - Tampa Electric Company announced today a plan to purchase and refinance all of its $286.8 million of tax-exempt bonds currently in auction rate mode.

Tampa Electric Company (the “company”) notified The Bank of New York Trust Company, N.A., the trustee for the tax-exempt auction rate bonds issued for the benefit of the company by the Hillsborough County and Polk County Industrial Development Authorities (HCIDA and PCIDA, respectively), that the company has elected to purchase in lieu of redemption the $75.0 million PCIDA Solid Waste Disposal Revenue Refunding Bonds (Tampa Electric Company Project), Series 2007 and $125.8 million HCIDA Pollution Control Revenue Refunding Bonds (Tampa Electric Company Project), Series 2007A, B and C, on March 26, 2008, which is an interest payment date. The company does not intend to extinguish or cancel the bonds upon such purchase. The company is evaluating its alternatives for the bonds once purchased, including amending the bonds and reselling them in a fixed interest rate mode. The company expects to finance the purchase on an interim basis by drawing on its revolving credit facilities. As of December 31, 2007, the company had liquidity of approximately $462 million, consisting of approximately $450 million in the aggregate available undrawn on its two credit facilities and approximately $12 million in cash and cash equivalents.

With respect to the company’s remaining tax-exempt auction rate bonds, the $85.95 million HCIDA Pollution Control Revenue Refunding Bonds (Tampa Electric Company Project), Series 2006, the company plans to convert such bonds on or after March 19, 2008 to a fixed-rate mode pursuant to the terms of the Loan and Trust Agreement governing those bonds, which allows for their conversion from an auction rate mode to other interest rate modes.

About Tampa Electric

Tampa Electric is the principal business of TECO Energy, Inc. (NYSE: TE), an integrated energy-related holding company with regulated utility businesses, complemented by unregulated businesses. In addition to the regulated operations of Tampa Electric and Peoples Gas System, other subsidiaries are engaged in coal production, and electric generation and distribution and unregulated energy related businesses in Guatemala.

NOTE: This press release contains forward-looking statements about the completion and timing of the refinancing plans, which are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could impact actual results. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended December 31, 2006, as updated by the information contained in Item 1A of TECO Energy’s Quarterly Reports on Form 10-Q for the quarters ended June 30, 2007 and September 30, 2007.

Contact:	Investors (Nadia Yazback)	Media (Laura Duda)
	813-228-1701	813-228-1572